UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 1, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado	81620
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act
[  ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02. Results of Operations and Financial Condition.

On June 7, 2006, Vail Resorts, Inc. (the “Company”) issued a press release announcing the Company’s results for the three and nine months ended April 30, 2006 (the “Press Release”). A copy of the Press Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the previously announced appointment to Chief Executive Officer of one of the Company’s independent directors who also served on the audit committee, that individual was required to resign from the Company's audit committee under applicable New York Stock Exchange (“NYSE”) listing standards that require full independence in the composition of the audit committee. Any time a NYSE listed company does not have three independent members on its audit committee, such company ceases to be in compliance with the applicable NYSE listing standard. Since that appointment, the Company's nominating & corporate governance committee has undertaken a search for a new independent director to become a member of the audit committee and expects to announce a replacement shortly. On June 1, 2006, the Company received notice from the NYSE of noncompliance with Section 303A.07(a) of the NYSE Listed Company Manual as a result of the failure to have three independent members on its audit committee due to such prior resignation. If the Company is unable to fill the audit committee vacancy by June 29, 2006, then the NYSE will append the Company's ticker symbol with a BC indicator beginning on or about July 3, 2006, indicating such non-compliance. Upon appointing a new member of the audit committee, the Company will regain compliance with this NYSE listing standard.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press Release dated June 7, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2006		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 7, 2006.